Exhibit 99.1

Spectral AI Continues Support of Naked Short Selling Inquiry

DALLAS, TX - July 15, 2024 - Spectral AI, Inc. (Nasdaq: MDAI) (“Spectral AI” or the “Company”), an artificial intelligence (AI) company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, today provided an update on its ongoing initiatives to expose what it believes is potential market manipulation of the Company’s common stock, primarily in the form of naked short selling.

As previously announced, in separate letters dated June 24, 2024, the Company – under the leadership of Erich Spangenberg, a member of the Board of Directors and Spectral AI’s largest shareholder – provided support to Nasdaq and the state securities authorities in Florida, Louisiana and Texas to bring to their attention this potential violation of Nasdaq rules and federal and state law.

In a follow up letter to Nasdaq dated July 15, 2024, Mr. Spangenberg once again calls on authorities to investigate the likely prevalence of naked short selling that is negatively impacting both MDAI shares and many other de-SPAC transaction companies.

Copies of the letters dated June 24, 2024 were filed by the Company via a Form 8-K that is available at www.sec.gov. A copy of the July 15, 2024 letter will be filed by the Company later today via a Form 8-K and will be available at www.sec.gov.

About Spectral AI

Spectral AI, Inc. is a Dallas-based predictive AI company focused on medical diagnostics for faster and more accurate treatment decisions in wound care, with initial applications involving patients with burns and diabetic foot ulcers. The Company is working to revolutionize the management of wound care by “Seeing the Unknown®” with its DeepView™ System.  The DeepView™ System is a predictive device that offers clinicians an objective and immediate assessment of a wound’s healing potential prior to treatment or other medical intervention. With algorithm-driven results and a goal to change the current standard of care, the DeepView™ System is expected to provide faster and more accurate treatment insight towards value care by improving patient outcomes and reducing healthcare costs. For more information about the DeepView™ System, visit www.spectral-ai.com.

Forward Looking Statements

Certain statements made in this release are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategy, plans, objectives, initiatives and financial outlook. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. As such, readers are cautioned not to place undue reliance on any forward-looking statements.

Investors should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s filings with the SEC, including the Registration Statement and the other documents filed by the Company. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

Investors:

The Equity Group
Devin Sullivan
Managing Director
dsullivan@equityny.com

Conor Rodriguez
Analyst
crodriguez@equityny.com